Exhibit 99.1

Alta Mesa Holdings, LP
ALTA MESA HOLDINGS ANNOUNCES
THIRD QUARTER 2011
FINANCIAL RESULTS AND OPERATIONAL UPDATE
Houston, Texas — November 10, 2011 — Alta Mesa Holdings, LP announced its financial results for the third quarter of 2011 and provided highlights of its recent operations. A conference call to discuss these results is scheduled for today at 2 pm Central time.
Financial and operational highlights of note include the following:
•	EBITDAX totaled $50 million, up 37% from 3Q-2010

•	Production totaled 10.9 Bcfe, or 119 MMcfe/d, up 30% from 3Q-2010

•	Oil production up 33% from 3Q-2010

•	Production mix moves to 28% oil in Sept, up from 24% in Q2-2011

•	Borrowing base increased by 25% to $325 million
Consistent, Cost Effective Growth
One of Alta Mesa’s strategic goals is to grow EBITDAX and reserves at a consistent and profitable rate while keeping costs low and return on capital employed high. The financial and operational results for the third quarter reflect that the Company is on track with its strategic goals and are within the previously provided production and EBITDAX guidance for the quarter.
EBITDAX
EBITDAX for the third quarter of 2011 was $50 million, up $13.5 million or 37% compared to $36.5 million for the third quarter of 2010. The increase in EBITDAX between the periods is in large part a result of increased average price realizations, increased production and further movement towards higher margin oil production, all offset in part by increased lease operating expense and general and administrative costs. EBITDAX for the fourth quarter of 2011 is expected to range between $51 and $53 million.
Production
Production volumes for the third quarter of 2011 totaled 10.9 billion cubic feet of gas equivalent (“Bcfe”), or an average of 119 million cubic feet of natural gas equivalent per day (“MMcfe/d”), up 2.5 Bcfe, or 30% compared to 8.4 Bcfe or 91.5 MMcfe/d for the third quarter of 2010. Sequentially, production was up by 0.4 Bcfe or 3 MMcfe/d compared to 10.5 Bcfe for the second quarter of 2011. Third quarter 2011 production was generally higher as a result of new production from the Company’s Deep Bossier area, Eagle Ford Shale wells and new completions in Weeks Island, offset by the natural production declines of existing production.
15021 Katy Freeway, Suite 400 • Houston, Texas 77094 • (281) 530-0991 • www.altamesa.net

EBITDAX is expected to continue to grow as the Company sees the results of a progressive shift of near term capital away from Deep Bossier dry-gas projects to higher margin oil and liquids projects located mainly in Weeks Island, Eagle Ford Shale and East Texas. The Company’s total production mix has moved to 28% oil in September, which is up from 24% oil production for second quarter of 2011. This level is expected to move to 30% by the end of the year. Production for the fourth quarter of 2011 is expected to range between 110 and 114 MMcfe/d.
Prices, Revenue & Hedging
Below is a table of average hedged and unhedged prices the Company received in the third quarter of 2011 and third quarter of 2010.

Hedged - Average Realized Prices	Q3-2011	Q3-2010

Natural Gas (per Mcf)	$4.94	$5.45
Oil (per Bbl)	102.08	76.45
Combined realized (per Mcfe)	7.83	7.12

Unhedged Average Prices	Q3-2011	Q3-2010

Natural Gas (per Mcf)	$4.20	$4.33
Oil (per Bbl)	101.69	75.57
Combined (per Mcfe)	7.26	6.26
Oil and gas revenues for the third quarter of 2011 totaled $85.5 million, up $25.6 million, or 43% compared to oil and gas revenues of $59.9 million for the third quarter of 2010. The variance between the two periods for oil and gas revenues is due primarily to the increase in oil and natural gas volumes, up 30%, and net change in prices, up 35% for oil and down 9% for natural gas.
In order to maximize the downside price protection and minimize any upside price constraints, Alta Mesa actively manages a portfolio of financial swaps and options and takes positions as far as five years into the future. The realized gains resulting from the Company’s active management of its hedge portfolio is approximately $13 million for the first nine months of 2011, and approximately $6 million for the third quarter. At the end of the third quarter, the Company had approximately 67% of its Proved Developed Producing Reserves volumes hedged for the next five years at average floor prices of over $6.00 for gas and over $84.00 for oil. We have about 50% of our expected first half 2012 gas production and 50% of our expected first half 2012 oil production hedged at favorable prices.
Lease Operating Expense
Total lease operating expense, inclusive of production and ad valorem taxes and workover expenses, for the third quarter of 2011 were $26.4 million compared to $17.7 million for the third quarter of 2010. The LOE component of this total 3Q-2011 figure was $1.49 per Mcfe, workover expenses were $0.40 per Mcfe and production and ad valorem taxes were $0.52 per Mcfe, reflecting the variance of the Company’s production volume, prices and production mix.
Depreciation, Depletion and Amortization
DD&A expense for the third quarter of 2011 was $23.8 million compared to $17.9 million for the third quarter of 2010. On a per Mcfe basis, DD&A expense for the third quarter was $2.18 per Mcfe compared to $2.12 per Mcfe for the third quarter of 2010.
15021 Katy Freeway, Suite 400 • Houston, Texas 77094 • (281) 530-0991 • www.altamesa.net

General and Administrative Expenses
General and administrative expenses for the third quarter of 2011 were $9.7 million compared to $6.0 million, for the third quarter of 2010. The increase in general and administrative expenses between the periods was primarily the result of increased consulting services for legal fees, accounting fees related to initial SEC filings in the third quarter bond exchange, and increased salary expense due to additional personnel. In addition, office expenditures related to the Company’s new office lease and annual information system license renewals contributed to the net increase. On a per unit basis, general and administrative expenses increased from $0.72 in the third quarter of 2010 to $0.88 per Mcfe in the third quarter of 2011.
Net Income
Net income for the third quarter of 2011 was $39.4 million, compared to a net income of $10.1 million, for the third quarter of 2010. The net income for the third quarter is up by $29.3 million compared to the third quarter of 2010 primarily due to higher average realized prices and higher production volumes, offset in part by higher lease operating expense and general and administrative expense.
Borrowing Base Increased
Alta Mesa’s lenders have completed the semi-annual redetermination of the Company’s borrowing base. Pursuant to the terms of the reserve-based revolving line of credit facility, the borrowing base has been increased by the lenders to $325 million. This represents an increase of $65 million over the previous level of $260 million. At the end of the third quarter, the Company had $174 million outstanding under the facility.
This redetermination was completed with no increase in borrowing rates and only positive modifications to the terms of the facility. Alta Mesa is in compliance with all of the financial covenants associated with the credit facility and the next scheduled redetermination of the borrowing base is May 1, 2012. The credit facility is available to provide funds for the exploration, development and/or acquisition of oil and gas properties and for working capital and other general corporate purposes. The credit facility is provided by a syndicate of nine banks agented by Wells Fargo Bank, N.A. and co-agented by Union Bank, N.A.
Operational Highlights
South Louisiana:
Alta Mesa’s development plan for this core area is being carried out in accordance with the Company’s overall goals and objectives. The Company’s plan to increase the level of exploitation after it was acquired last year included a thorough top-to-bottom re-examination of the opportunities in the fields, followed by a concerted effort to secure the required regulatory permits and leases. Alta Mesa kicked off its planned post acquisition development of this area in mid-summer, and to-date the company has drilled nine wells and executed numerous recompletions. Gross production from Weeks Island is now at a 10 year high. Currently the Company has one drilling rig and two workover rigs executing Alta Mesa’s development plan for the area. These rigs are expected to remain fully utilized in the area into the middle of 2012.
Eagle Ford Shale:

The multi-year, 120 well drilling program for this area is in the liquids rich window of the play in Karnes County and the Company is seeing strong results across its acreage footprint. Net production from this core area has increased by 66% from an average daily production rate in second quarter of 580 barrels of oil equivalent (“BOE”), to an average daily production rate in the third quarter of 965 BOE.
15021 Katy Freeway, Suite 400 • Houston, Texas 77094 • (281) 530-0991 • www.altamesa.net

Production at the end of September was approximately 1,100 BOE per day, net to the Company’s interest. Alta Mesa has between 21% and 25% working interest in approximately 19,000 gross acres in the play. Currently Alta Mesa has interest in 21 producing wells in this area. There are two wells currently drilling with one well waiting to be frac’d. Alta Mesa’s operating partner, Murphy Oil, has two rigs, a frac team and a coil tubing unit dedicated to our wells in the area for the next two years. Lease operating costs are seeing improvements as much of the temporary infrastructure is now being converted to permanent infrastructure. The cost of each well continues to improve with approximately $3.5 to $4 million to drill and $4 to $5 million to frac and complete. The crude sold from this field currently receives an approximate $6 premium over the West Texas Intermediate price.
Hilltop Area:
This area continues to be one of the largest producing areas for Alta Mesa. During the third quarter, the dry-gas produced, principally from the Deep Bossier formation, contributed approximately 55 million cubic feet of gas per day (“MMcf/d”) to the Company’s overall total production. Since the end of the second quarter Alta Mesa has participated in the drilling and completion of one well with an initial production rate of 5 MMcf/d and three recompletions with initial production rates of approximately 3 MMcf/d, 4.5 MMcf/d and 19 MMcf/d respectively. Currently, one well is waiting to be completed while another well is in the process of being recompleted in an uphole Buda formation. Additionally, in the coming weeks, the Company is scheduled to spud a horizontal well in this area to test the Austin Chalk formation which is at a depth of about 6,500 feet. The Company is continuing to evaluate the prospective opportunities related to the recompletions conducted in the Knowles formation in some of its wells.
Capital spending in this area for the year will range between $40 and $45 million, primarily for the Deep Bossier. As a prudent response to the depressed natural gas market, spending for the Deep Bossier will be markedly lower in 2012. This change in capital spending is a result of the execution of Company’s goal of shifting its production mix ratio to more oil and liquids rich projects, and fewer near-term dry gas projects. Alta Mesa anticipates exiting 2011 with no rigs targeting the Deep Bossier, down from three rigs running through the first half of this year, but with two rigs targeting shallower oil zones. Alta Mesa will continue to drill and recomplete in this field and to develop, test, and evaluate formations other than the Deep Bossier, such as the Buda, Knowles, Woodbine/Eagle Ford and Austin Chalk.
East Texas Area:
The Company heightened its focus on oil and liquids rich sands in this area, particularly in the Cold Springs and Urbana fields. Since Alta Mesa took over as operator of the Cold Springs field in the middle of the second quarter, it has performed several recompletions in the field to prove up a previously untested upper Wilcox section containing about 10 potentially productive shallow oil sands. The results of the seven recompletions to-date have been positive with three wells having 30 day initial production rates ranging from 50 to 170 barrels of oil per day, three recompletions still cleaning up and one recompletion being uneconomic. The individual costs of these recompletions are typically around $100,000 and the rate of return on the capital spent is in excess of 100%. These shallower Wilcox sands have added meaningful reserves to the Company’s net interest and are present in numerous other wells in the field which will be further developed with additional low cost recompletions in the coming months. In the Urbana field, Alta Mesa also continued a coordinated effort of drilling, recompletions and facilities optimization, achieving an all-time high production rate in the field during the third quarter.
15021 Katy Freeway, Suite 400 • Houston, Texas 77094 • (281) 530-0991 • www.altamesa.net

Conference Call Information
Alta Mesa invites you to listen to its conference call which will discuss the Company’s financial and operational results at 2:00 p.m. Central time on Thursday, November 10th, 2011. If you wish to participate in this conference call, dial 877-317-6789 (toll free in US/Canada) or 412-317-6789 (for International calls), five to ten minutes before the scheduled start time and reference Conference ID #10006001. A webcast of the conference call will be available on the Company’s website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast, by dialing 877-344-7529 (toll free in US/Canada) or 412-317-0088 (for International calls), and referencing Conference ID # 10006001
Alta Mesa Holdings, LP is a privately held company engaged in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner. We seek to maintain a portfolio of lower risk properties in plays where we identify a large inventory of drilling, development, and enhanced recovery and exploitation opportunities in known resources. We maximize the profitability of our assets by focusing on advanced engineering analytics, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa Holdings, LP is headquartered in Houston, Texas.
Safe Harbor Statement and Disclaimer
This material includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include statements about our: business strategy; reserves, including changes to our reserves presentation in accordance with newly adopted SEC rules; financial strategy, liquidity and capital required for our development program; realized natural gas and oil prices; timing and amount of future production of natural gas and oil; hedging strategy and results; future drilling plans; competition and government regulations; marketing of natural gas and oil; leasehold or business acquisitions; costs of developing our properties and conducting our gathering and other midstream operations; general economic conditions; credit markets; liquidity and access to capital; uncertainty regarding our future operating results; and plans, objectives, expectations and intentions that are not historical. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; the timing of development expenditures; and other risks. Except as otherwise required by applicable law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The SEC has generally permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “estimated ultimate recovery,” “EUR,” “probable,” “possible,” and “non-proven” reserves, reserve “potential” or “upside” or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in any future filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company.
FOR MORE INFORMATION CONTACT: Lance L. Weaver (281) 943-5597 lweaver@altamesa.net
15021 Katy Freeway, Suite 400 • Houston, Texas 77094 • (281) 530-0991 • www.altamesa.net

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
REVENUES
Natural gas	$40,250	$34,153	$114,362	$92,088
Oil	42,213	23,794	113,702	49,593
Natural gas liquids	3,000	2,001	8,900	3,944
Other revenues	600	380	1,366	787

	86,063	60,328	238,330	146,412
Unrealized gain (loss) — oil and natural gas derivative contracts	30,101	2,712	25,292	25,620

TOTAL REVENUES	116,164	63,040	263,622	172,032

EXPENSES
Lease and plant operating expense	16,267	12,149	44,639	29,581
Production and ad valorem taxes	5,728	4,015	15,198	8,413
Workover expense	4,413	1,569	8,391	4,858
Exploration expense	3,889	4,342	12,310	8,914
Depreciation, depletion, and amortization	23,756	17,853	66,187	39,975
Impairment expense	5,743	416	16,498	2,509
Accretion expense	484	517	1,430	932
(Gain) loss on sale of assets	—	87	—	87
General and administrative expenses	9,659	6,020	24,251	12,922

TOTAL EXPENSES	69,939	46,968	188,904	108,191

INCOME FROM OPERATIONS	46,225	16,072	74,718	63,841
OTHER INCOME (EXPENSE)
Interest expense	(6,779)	(5,946)	(23,102)	(14,675)
Interest income	21	6	35	11
Gain on contract settlement	—	—	1,285	—

TOTAL OTHER INCOME (EXPENSE)	(6,758)	(5,940)	(21,782)	(14,664)

INCOME BEFORE STATE INCOME TAXES	39,467	10,132	52,936	49,177
(PROVISION FOR) STATE INCOME TAXES	(75)	(2)	(150)	(2)

NET INCOME	$39,392	$10,130	$52,786	$49,175

15021 Katy Freeway, Suite 400 • Houston, Texas 77094 • (281) 530-0991 • www.altamesa.net

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,572	$4,836
Accounts receivable, net	42,888	38,081
Other receivables	2,697	6,338
Prepaid expenses and other current assets	3,725	2,292
Derivative financial instruments	25,787	10,436

TOTAL CURRENT ASSETS	79,669	61,983

PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	555,357	442,880
Other property and equipment, net	16,029	13,384

TOTAL PROPERTY AND EQUIPMENT, NET	571,386	456,264

OTHER ASSETS
Investment in Partnership — cost	9,000	9,000
Deferred financing costs, net	12,898	13,552
Derivative financial instruments	24,106	14,165
Advances to operators	4,088	2,699
Deposits	1,896	576

TOTAL OTHER ASSETS	51,988	39,992

TOTAL ASSETS	$703,043	$558,239

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$79,318	$87,255
Current portion, asset retirement obligations	3,418	1,617
Derivative financial instruments	1,959	3,092

TOTAL CURRENT LIABILITIES	84,695	91,964

LONG-TERM LIABILITIES
Asset retirement obligations	43,275	41,096
Long-term debt	471,971	371,276
Notes payable to founder	20,606	19,709
Derivative financial instruments	—	2,296
Other long-term liabilities	5,052	7,240

TOTAL LONG-TERM LIABILITIES	540,904	441,617

TOTAL LIABILITIES	625,599	533,581
COMMITMENTS AND CONTINGENCIES (NOTE 10) PARTNERS’ CAPITAL	77,444	24,658

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$703,043	$558,239

15021 Katy Freeway, Suite 400 • Houston, Texas 77094 • (281) 530-0991 • www.altamesa.net

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statement of Cash Flows
(unaudited — dollars in thousands)

	Nine Months Ended
	September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$52,786	$49,175
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	66,187	39,975
Impairment expense	16,498	2,509
Accretion expense	1,430	932
(Gain) loss on sale of assets	—	87
Amortization of loan costs	2,243	1,473
Amortization of debt discount	195	—
Dry hole expense	6,452	292
Expired leases	93	—
Unrealized (gain) on derivatives	(28,721)	(26,603)
(Gain) on contract settlement	(1,285)	—
Interest converted into debt	897	890
Settlement of asset retirement obligation	(702)	(658)
Changes in assets and liabilities:
Accounts receivable	(4,807)	(1,376)
Other receivables	3,641	(1,271)
Prepaid expenses and other non-current assets	(4,142)	(7,445)
Accounts payable, accrued liabilities and other long-term liabilities	4,641	(20,830)

NET CASH PROVIDED BY OPERATING ACTIVITIES	115,406	37,150

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(147,989)	(66,307)
Acquisitions	(66,592)	(101,359)

NET CASH USED IN INVESTING ACTIVITIES	(214,581)	(167,666)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	100,500	256,500
Repayments of long-term debt	—	(162,343)
Additions to deferred financing costs	(1,589)	(7,584)
Capital contributions	—	50,000
Capital distributions	—	(235)

NET CASH PROVIDED BY FINANCING ACTIVITIES	98,911	136,338

NET INCREASE (DECREASE) IN CASH	(264)	5,822
CASH AND CASH EQUIVALENTS, beginning of period	4,836	4,274

CASH AND CASH EQUIVALENTS, end of period	$4,572	$10,096

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$15,734	$14,204
Cash paid during the period for taxes	$—	$—
Change in property asset retirement obligations, net	$3,252	$(3)
Change in accruals or liabilities for capital expenditures	$(13,482)	$22,145
15021 Katy Freeway, Suite 400 • Houston, Texas 77094 • (281) 530-0991 • www.altamesa.net